Exhibit (4)(b)(iv)

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

AMENDMENT NO. 3

BROADWING INC.

(Exact name of registrant as specified in its charter)

OHIO	31-1056105
(State of incorporation	(IRS Employer
or organization	Identification No.)

201 East Fourth Street	45201-2301
Cincinnati, Ohio	(Zip Code)

(Address of principal executive offices)

SECURITIES TO BE REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

Title of each Class	Name of each exchange on which
to be so registered	each class is to be registered

Rights to Purchase Series A	New York Stock Exchange
Preferred Shares	Cincinnati Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered.

On June 10, 2002, Broadwing Inc. (the “Company”) amended (Amendment No. 3 attached as an exhibit hereto, the “Rights Amendment”) its Rights Agreement dated as of April 29, 1997, as amended (the “Rights Agreement”), between the Company and The Fifth Third Bank, as the Rights Agent. The Rights Amendment increases, under certain circumstances, the Beneficial Ownership percentage threshold that would cause an investment adviser under the Investment Advisers Act of 1940 and/or its affiliates to become an “Acquiring Person” as defined in the Rights Agreement. Capitalized terms used but not defined herein have the meaning set forth in the Rights Agreement, as amended. A summary of the Rights as amended follows.

SUMMARY OF RIGHTS

On March 3, 1997, the Board of Directors of the Company declared a dividend distribution of one right (“Right”) on each of the Company’s outstanding Common Shares to holders of record of the Common Shares at the close of business on May 2, 1997 (the “Record Date”). One Right also will be distributed for each Common Share issued after May 2, 1997, until the Distribution Date (which is described in the next paragraph). On November 2, 1999, the Board of Directors of the Company authorized and effected an adjustment to each Right. Each Right, as so adjusted, entitles the registered holder to purchase from the Company a unit (“Unit”) consisting of one one-thousandth of a Series A Preferred Share of the Company at a purchase price of $125 per Unit, subject to adjustment (the “Purchase Price”). The description and terms of the Rights are set forth in the Rights Agreement, as amended.

Initially, the Rights will be attached to all Common Share certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Shares and a “Distribution Date” will occur upon the earlier of (i) 10 business days following a public announcement that a person or group of affiliated or associated persons (an “Acquiring Person”) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares and (ii) 10 business days following the commencement of a tender offer or exchange offer that would if consummated result in a person or group beneficially owning 15% or more of the outstanding Common Shares.

Until the Distribution Date (i) the Rights will be evidenced by Common Share certificates and will be transferred with and only with such Common Share certificates, (ii) new Common Share certificates issued after May 2, 1997 will contain a notation incorporating the Rights Agreement, as amended, by reference and (iii) the surrender for transfer of any certificates for outstanding Common Shares will also constitute the transfer of the Rights associated with the Common Shares represented by such certificate.

The Rights are not exercisable until the Distribution Date and will expire at the close of business on May 2, 2007, unless earlier redeemed by the Company as described below.

As soon as practicable after the Distribution Date, Rights Certificates will be mailed to holders of record of the Common Shares as of the close of business on the Distribution Date and, thereafter, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the Board of Directors, only Common Shares issued prior to the Distribution Date will be issued with Rights.

In the event any Person becomes an Acquiring Person (“Flip-In Event”), each holder of a Right will have the right to receive, upon exercise, Common Shares having a value equal to two times the exercise price (“Purchase Price”) of the Right. Moreover, the Rights will not be exercisable until the Rights are no longer redeemable as described below. If the Company does not have enough authorized Common Shares to satisfy the exercise of the Rights, the Company will be required to substitute value in the form of cash, property, debt or equity securities, or a reduction of the Purchase Price, or any combination of the foregoing, in an aggregate amount equal to the value of the Common Shares which would otherwise be issuable. In addition, the Company may provide that, in lieu of payment of any exercise price by holders of the Rights, the Company will issue to such holders securities equal to the value of the spread between the exercise price and the value of the Common Shares. The Acquiring Person would not be permitted to exercise any Rights and any Rights held by such person (or certain transferees of such person) will be null and void and non-transferable.

For example, at an exercise price of $125 per Right, each Right not owned by an Acquiring Person (or by certain related parties) following a Flip-In Event would entitle its holder to purchase $250 worth of Common Shares (or other consideration, as noted above) for $125. Assuming that the Common Shares have a per share value of $25 at such time, the holder of each valid Right would be entitled to purchase ten Common Shares for $125. Alternatively, at the discretion of the Board of Directors, each Right following a Flip-In Event, without payment of the exercise price, would entitle its holder to Common Shares (or other consideration, as noted above) with a value of $125.

If, following the Distribution Date, the Company is acquired in certain specified mergers or other business combinations (i.e., the Company does not survive or its Common Shares are changed or exchanged), or 50% or more of its assets or earning power (on a consolidated basis) are sold or transferred in one transaction or a series of related transactions (“Flip-Over Events”), each Right becomes a Right to acquire shares of common stock of the other party to the transaction (or its ultimate parent in certain circumstances) having a value equal to two times the Purchase Price. As an enforcement mechanism, the Rights Agreement prohibits the Company from entering into any such transaction unless the other party agrees to comply with the provisions of the Rights.

The Purchase Price payable and the number of Units of Preferred Shares or other securities or property issuable upon exercise of the Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Preferred Shares, (ii) if holders of the Preferred Shares are granted certain rights or warrants to subscribe for Preferred Shares or convertible securities at less than the current market price of the Preferred Shares or (iii) upon the distribution to holders of the Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments amount to at least 1% of the Purchase Price. No fractional Units will be issued and, in lieu thereof, an adjustment in cash will be made based on the market price of the Preferred Shares on the last trading date prior to the date of exercise.

In general, the Company may redeem the Rights in whole, but not in part, at a price of $0.01 per Right, at any time prior to a Flip-In Event. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.01 redemption price.

Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends. While the distribution of the Rights will not be taxable to shareholders or to the Company, shareholders may, depending upon the circumstances, recognize taxable income in the event that the Rights become exercisable for Common Shares (or other consideration) of the Company or for shares of common stock of the acquiring company as set forth above.

As long as the Rights are redeemable, the Company may amend any provision of the Rights Agreement in any respect without the approval of the holders of the Rights. At any time when the Rights are no longer redeemable, the Company may amend the Rights Agreement without the approval of the holders of the Rights in order to cure any ambiguity, correct or supplement any provision which may be defective or inconsistent with any other provision, shorten or lengthen any time period, or change or supplement the provisions in any manner in which the Company may deem necessary or desirable; provided that no such supplement or amendment shall adversely affect the interests of the holders of the Rights, and no such amendment may cause the Rights again to become redeemable or cause the Rights Agreement again to become amendable other than in accordance with the terms of the original Rights Agreement.

This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, which is incorporated herein by reference.

Item 2. Exhibits.

*1. Amendment No. 3 to the Rights Agreement dated as of June 10, 2002 between the Company and The Fifth Third Bank.

* Filed Herewith

2. Amendment No. 2 to the Rights Agreement dated as of November 2, 1999 between the Company and The Fifth Third Bank (incorporated by referenced to Exhibit 1 to Amendment No. 2 of the Company’s Registration Statement on Form 8-A filed on November 8, 1999).

3. Amendment No. 1 to the Rights Agreement dated as of July 20, 1999 between the Company and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 1 of the Company’s Registration Statement on Form 8-A filed on August 6, 1999).

4. Rights Agreement dated as of April 29, 1997, between the Company and The Fifth Third Bank which includes the form of Certificate of Amendment to the Amended Articles of Incorporation of the Company as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on May 1, 1997).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 1, 2002

BROADWING INC.

By:	/s/ Jeffrey C. Smith

Name:	Jeffrey C. Smith

Title: General Counsel and Corporate Secretary

INDEX OF EXHIBITS

Exhibit

Number Description

1. Amendment No. 3 to the Rights Agreement dated as of June 10, 2002 between the Company and The Fifth Third Bank.

2. Amendment No. 2 to the Rights Agreement dated as of November 2, 1999 between the Company and The Fifth Third Bank (incorporated by referenced to Exhibit 1 to Amendment No. 2 of the Company’s Registration Statement on Form 8-A filed on November 8, 1999).

3. Amendment No. 1 to the Rights Agreement dated as of July 20, 1999 between the Company and The Fifth Third Bank (incorporated by reference to Exhibit 1 to Amendment No. 1 of the Company’s Registration Statement on Form 8-A filed on August 6, 1999).

4. Rights Agreement dated as of April 29, 1997, between the Company and The Fifth Third Bank which includes the form of Certificate of Amendment to the Amended Articles of Incorporation of the Company as Exhibit A, the form of Rights Certificate as Exhibit B and the Summary of Rights to Purchase Preferred Stock as Exhibit C (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form 8-A filed on May 1, 1997).

Exhibit 1

AMENDMENT NO. 3 TO RIGHTS AGREEMENT

This Amendment No. 3 to Rights Agreement (this “Amendment”) is entered into as of June 10, 2002 by and between Broadwing Inc., an Ohio corporation (the “Company”), and The Fifth Third Bank, a Delaware corporation (the “Rights Agent”), amending the Rights Agreement, dated as of April 29, 1997, as amended, between the Company and the Rights Agent (the “Rights Agreement”).

WHEREAS, the Company has duly authorized the execution and delivery of this Amendment, and all things necessary to make this Amendment a valid agreement of the Company have been done; and

WHEREAS, this Amendment is entered into pursuant to Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

1. DEFINED TERMS. Terms defined in the Rights Agreement and used and not otherwise defined herein shall have the meanings given to them in the Rights Agreement.

2. AMENDMENTS TO THE RIGHTS AGREEMENT. Section 1 of the Rights Agreement is hereby amended as follows:

(1) In Section 1(a) defining an “Acquiring Person,” the following sentence shall be added after the first sentence and before the second sentence of such Section 1(a):

Notwithstanding the foregoing, any investment adviser under the Investment Advisers Act of 1940 shall not be deemed to be or to have become an Acquiring Person as a result of it and/or its Affiliates (or any of their investment funds or clients for whom the investment adviser and/or its Affiliates invest on a discretionary basis (“Discretionary Clients”)) becoming the Beneficial Owner of 15% or more of the Common Shares of the Corporation then outstanding, provided, that the investment adviser and/or its Affiliates (and/or any of their investment funds or Discretionary Clients) (i) have purchased the Common Shares of the Corporation for itself or themselves, for its/their investment funds or for its/their Discretionary Clients for investment purposes, and (ii) have acted without any intention of changing or influencing control of the Corporation, and, provided further, that (A) no investment adviser and/or its Affiliates (including any of its/their investment funds or any group of its/their investment funds or any Discretionary Clients) that are commonly managed or acting in concert have become the Beneficial Owner of 15% or more of the Common Shares of the Corporation then outstanding and (B) no investment adviser and/or its Affiliates (and/or any of its/their investment funds or Discretionary Clients) collectively have become the Beneficial Owner of 20% or more of the Common Shares of the Corporation then outstanding; and, if either of the foregoing percentage thresholds is exceeded, the investment adviser shall be an Acquiring Person hereunder as of the date such percentage threshold is exceeded, unless the Board of

Directors determines otherwise pursuant to and in accordance with the proviso contained in the first sentence of this Section 1(a).

(2) Section 1 of the Rights Agreement is further amended to add the following subsection at the end thereof:

(ii) Notwithstanding anything in this Agreement to the contrary, neither a Distribution Date nor a Shares Acquisition Date shall be deemed to have occurred nor has any Person become an Acquiring Person as a result of purchases of Common Shares by any investment adviser under the Investment Advisers Act of 1940 and/or its Affiliates prior to or on the date hereof exceeding the percentage threshold set forth in the first sentence of Section

1(a) hereof but not exceeding the percentage thresholds set forth in the second sentence of Section 1(a) hereof.

3. EFFECTIVENESS. This Amendment shall be deemed effective as of June 10, 2002, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

4. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Ohio and for all purposes shall be governed by and construed in accordance with the laws of such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed an original and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

Attest:		BROADWING INC.

By:	/s/ Gordon P. Williams	By:	/s/ Jeffrey C. Smith

Name:	Gordon P. Williams	Name:	Jeffrey C. Smith

General Counsel and
Title:	Assistant Corporate Secretary	Title:	Corporate Secretary

Attest:		THE FIFTH THIRD BANK

By:	/s/ Andre Reich	By:	/s/ Geoffrey D. Anderson

Name:	Andre Reich	Name:	Geoffrey D. Anderson

Title:	Relationship Manager	Title:	Assistant Vice President

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